                                                                                                   EXHIBIT 12

                                   NEW YORK TELEPHONE COMPANY AND SUBSIDIARY
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             (Dollars in Millions)


                                                                             Year
                                                      1993        1992        1991        1990        1989
 1.  Earnings

     a)  Income before Interest Expense . . .       $  430.2    $1,219.3    $  911.0    $1,094.9    $  871.4
          and Cumulative effect of change
          in accounting principle

     b)  Federal Income Taxes . . . . . . . .          (73.2)      338.6       154.2       257.3        92.8

     c)  State Income Taxes . . . . . . . . .            5.4         4.2         3.0         3.9         3.3

     d)  Interest Portion of Rental Expense .           26.3        38.9        37.9        39.1        34.3

             Total Earnings . . . . . . . . .       $  388.7    $1,601.0    $1,106.1    $1,395.2    $1,001.8

 2.  Fixed Charges

     a)  Total Interest Expense . . . . . . .       $  348.6    $  362.9    $  375.1    $  357.0    $  374.2

     b)  Interest Portion of Rental Expense .           26.3        38.9        37.9        39.1        34.3

             Total Fixed Charges. . . . . . .       $  374.9    $  401.8    $  413.0    $  396.1    $  408.5

Ratio (1/2) . . . . . . . . . . . . . . . . .           1.04        3.98        2.68        3.52        2.45


IT SHOULD BE NOTED THAT AMOUNTS SUBSEQUENT TO 1987 INCLUDE THE EFFECT OF ACCOUNTING FOR CAPITAL LEASES IN
CONJUNCTION WITH STATEMENT ON FINANCIAL ACCOUNTING STANDARDS NO. 13, "ACCOUNTING FOR LEASES."